Exhibit 10.6

ZALE DELAWARE, INC.
PRE-409A SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
AS AMENDED AND RESTATED EFFECTIVE MARCH 1, 2007

ARTICLE I

ESTABLISHMENT AND PURPOSE

1.1                               Establishment.  Zale Delaware, Inc. (the “Company”) established the Zale Delaware, Inc. Supplemental Executive Retirement Plan (the “SERP”), effective September 15, 1995.  Effective December 31, 2004, the Company amended the SERP to (i) cease benefit accruals and (ii) bifurcate the SERP into two separate plans, one that is subject to the requirements of section 409A of the Code (as defined herein) and one that is not.  The Company subsequently amended and restated that portion of the SERP that was not subject to the requirements of section 409A of the Code (the “Pre-409A SERP”) effective January 1, 2005.  The Company now desires to terminate the Pre-409A SERP effective March 1, 2007 (the “Effective Date”) and to amend the Pre-409A SERP to permit the distribution of participants’ benefits to them in connection with such termination.  This amendment to the Pre-409A SERP constitutes a material modification to the Pre-409A SERP that causes it to be subject to the requirements of section 409A of the Code (as defined herein).  Accordingly, by this instrument the Company desires to amend and restate the Pre-409A SERP to (i) comply with the provisions of section 409A of the Code, (ii) provide for the termination of the Pre-409A SERP effective March 1, 2007 and (iii) permit the distribution of participants’ benefits by reason of such termination in accordance with the requirements of section 409A of the Code. This amended and restated Pre-409A SERP will be referred to herein as the “Plan.”

1.2                               Purpose. The purpose of the Plan is to provide eligible executives with the opportunity to receive each year after retirement, payments equal to a portion of their final average pay.  The Plan is meant to provide a long-term reward for executives that recognizes their contribution to the Company’s success throughout their careers.

ARTICLE II

DEFINITIONS

Unless the context otherwise requires, the terms used herein will have the meanings set forth below:

2.1                               “Affiliate” means a corporation that is a member of a controlled group of corporations (as defined in section 414(b) of the Code) that includes the Company, any trade or business (whether or not incorporated) that is in common control (as defined in section 414(c) of the Code) with the Company, or any entity that is a member of the same affiliated service group (as defined in section 414(m) of the Code) as the Company.

2.2                               “Base Salary” means the regular salary paid to a Participant by the Company, excluding bonuses, benefits under employee benefit plans, fringe benefits, and any other extra or additional payments made to or for the benefit of such Participant.  Effective December 31, 2004, benefit accruals under the Plan have ceased.

Accordingly, no Base Salary earned after such date will be counted for purposes of the Plan.

2.3                               “Benefit” means the monetary amount to be paid a vested Participant under the Plan.

2.4                               “Bonus Points” means the number of points awarded to a Participant under the formula described in Section 4.2.  Effective December 31, 2004, benefit accruals under the Plan have ceased.  Accordingly, no Bonus Points will be awarded after such date.

2.5                               “Bonus Target” means a goal for net income established each Plan Year by the Compensation Committee.

2.6                               “Change of Control” will be deemed to have occurred if, subsequent to the Effective Date of this Plan,

(a)                                  any “person” (within the meaning of Section 13(d) of the Exchange Act) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of either (i) a majority of the Company’s outstanding Common Stock or (ii) securities of the Company representing a majority of the combined voting power of the Company’s then outstanding voting securities, except that there will be no Change of Control if such person (A) becomes such a beneficial owner solely as the result of the acquisition of the outstanding Common Stock or other outstanding voting securities by the Company or (B) is an employee benefit plan or related trust sponsored or maintained by the Company or any corporation or other entity controlled by the Company;

(b)                                 during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease, at any time after the beginning of such period, for any reason to constitute a majority of the Board of Directors of the Company, unless the election of any such new director was nominated, effected, or ratified by at least two-thirds of the directors still in office who were directors at the beginning of such two-year period or whose election was previously so nominated, effected, or ratified;

(c)                                  a reorganization, merger, or consolidation of the Company with one or more other corporations or other entities, unless, in any case, (i) at least a majority of the Company’s outstanding Common Stock (or the equivalent equity security of the other surviving or resulting corporation or other entity) and at least a majority of the combined voting power of the Company’s or other surviving or resulting corporation’s or other entity’s outstanding voting securities are beneficially owned, directly or indirectly, after such reorganization, merger, or consolidation by all or substantially all of the persons who were the beneficial owners, respectively, of a majority of the Company’s outstanding Common Stock and a majority of the combined voting power of the Company’s then outstanding voting securities immediately before such reorganization, merger, or consolidation in substantially the same proportions as their beneficial ownership thereof immediately before such reorganization, merger or consolidation, and (ii) at least a majority of the members of the board of directors or other governing body of the Company or the other corporation or other entity surviving or resulting from such reorganization, merger, or consolidation were, or were approved by at least two-thirds of the, members of the Board of Directors of the Company at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation;

(d)                                 the sale or other disposition of all or substantially all of the assets of the Company to one or more other corporations or other entities, unless the conditions set forth in subclauses (i) and (ii) of subsection (c) above are satisfied with respect to the acquiring corporation or other entity (and, as applicable, with respect to the time of the initial agreement providing for such sale or other disposition of assets); or

(e)                                  the dissolution and complete liquidation of the Company.

2.7                               “Code” means the Internal Revenue Code of 1986, as amended.

2.8                               “Company” means Zale Delaware, Inc.

2.9                               “Compensation Committee” means the Compensation Committee of the Company.

2.10                        “Disabled” means the inability of a Participant to perform the duties of his or her position as determined by a physician approved by the Compensation Committee.

2.11                        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.12                        “Final Average Pay” means the average of the monthly Base Salary received by the Participant from the Company in the sixty (60)-month period ending immediately prior to the Participant’s retirement or other termination from the Company. Effective December 31, 2004, benefit accruals under the Plan have ceased.  Accordingly, no Base Salary earned after such date will be included for purposes of determining a Participant’s Final Average Pay.

2.13                        “Five Percent Owner” means any person who owns (or is considered as owning within the meaning of section 318 of the Code) more than five percent (5%) of the outstanding stock of the Company or an Affiliate or stock possessing more than five percent (5%) of the total combined voting power of all stock of the Company or an Affiliate.  The rules of sections 414(b), (c) and (m) of the Code (the “Controlled Group Rules”) will not apply for purposes of applying these ownership rules.  Thus, this ownership test will be applied separately with respect to the Company and each Affiliate.

2.14                        “Key Employee” means any employee or former employee of the Company or an Affiliate (including any deceased employee) who is:

(a)                                  an officer of the Company or an Affiliate who is receiving annual compensation within the meaning of Treasury Regulation section 1.415(c)-2(d)(4)(i.e., W-2 wages plus amounts that would be includible in wages except for an election under section 125(a) of the Code (regarding cafeteria plan elections), section 132(f)(4) of the Code (regarding qualified transportation fringe benefits) or section 402(e)(3) of the Code (regarding section 401(k) plan deferrals)) of greater than $130,000 (as adjusted under section 416(i)(1) of the Code for Plan Years beginning after December 31, 2002) (such limit is $145,000 for 2007);

(b)                                 a Five Percent Owner; or

(c)                                  a One Percent Owner who is receiving annual compensation within the meaning of Treasury Regulation section 1.415(c)-2(d)(3)(i.e., W-2 wages) of more than $150,000.

The determination of which employees qualify as Key Employees will be based upon a twelve (12) month period ending on December 31 of each year (i.e., the identification date).  Employees who are Key Employees during such twelve (12) month period will be treated as Key Employees for the twelve (12) month period beginning on the first day of the fourth (4th) month following the end of the twelve (12) month period (i.e., since the identification date is December 31, then the twelve (12) month period to which it applies will begin on the next following April 1).

The determination of which employees qualify as Key Employees will be made in accordance with section 416(i)(1) of the Code and other guidance of general applicability issued thereunder disregarding the provisions of section 416(i)(5) of the Code regarding beneficiaries.  For purposes of determining whether an employee or former employee qualifies as an officer, a Five Percent Owner or a One Percent Owner, the Company and each Affiliate will be treated as a separate employer (i.e., the Controlled Group Rules will not apply).  Conversely, for purposes of determining whether the $130,000 adjusted limit on annual compensation is met under the officer test described in Section 2.14(a), compensation received by an employee from the Company and all Affiliates will be taken into account (i.e., the Controlled Group Rules will apply).  Further, in determining which employees qualify as officers under the officer test described in Section 2.14(a), no more than fifty (50) employees of the Company and its Affiliates (i.e., the Controlled Group Rules will apply) will be treated as officers.  If the number of officers exceeds fifty (50), the determination of which employees or former Employees qualify as officers will be determined based on which employees received the largest annual compensation from the Company and Affiliates for the Plan Year.

2.15                        “Maximum Bonus Target” means the highest goal for net income established each year by the Compensation Committee. Effective December 31, 2004, benefit accruals under the Plan have ceased.  Accordingly, no Maximum Bonus Targets will be established by the Compensation Committee after such date.

2.16                        “One Percent Owner” means any person who would be described as a Five Percent Owner if “one percent (1%)” were substituted for “five percent (5%)” in each place it appears in the definition of Five Percent Owner set forth in Section 2.13.

2.17                        “Participant” means an executive who participates in the Plan as provided in Article III.

2.18                        “Plan” means the Zale Delaware, Inc. Pre-409A Supplemental Executive Retirement Plan set forth in this document, as it may be amended from time to time.

2.19                        “Plan Year” means August I through July 31.

2.20                        “Year of Service” means a twelve (12) month period of continuous service by a Participant for the Company or (to the extent the Compensation Committee authorizes) an Affiliate of the Company.  Only service after September 14, 1995 is counted for the purpose of calculating Years of Service; provided, however, that for any Participant who was employed by the Company in an eligible position for the entire period from September 14, 1995 to July 31, 1996, that Participant will be considered to have one (1) full Year of Service as of July 31, 1996.

ARTICLE III

ELIGIBILITY

3.1                               Eligibility. The classes of executives who are designated by the Company as members of the “Management Group” who hold the office of Corporate Vice President, Division Senior Vice President and all higher executive offices, are eligible to be Participants in the Plan.  Effective as of December 31, 2004 benefit accruals under the Plan have been discontinued and no new executives will be designated by the Company as Participants in the Plan.  Rather, the only Participants in the Plan will be those Participants as of December 31, 2004 who were fully vested in their Benefit under the Plan.  Those Participants who were not fully vested in their Benefit under the Plan as of December 31, 2004 will be participants in the Zale Delaware, Inc. 409A Supplemental Executive Retirement Plan.

3.2                               Loss of Eligibility.  If an individual ceases to be an individual listed in Section 3.1, he or she will no longer participate in the Plan.  Loss of eligibility will not result in a forfeiture of a Participant’s Benefit previously earned under the Plan and such Benefit will be paid to the Participant pursuant to the terms hereof.

ARTICLE IV

DETERMINATION OF BENEFITS

4.1                               Calculation of Benefit.  Each Participant who is vested as determined in Section 4.3 is entitled to payment of his Benefit at the time and in the form described in Article V. The Participant’s Benefit will be monthly payments continuing over the life of the Participant commencing on the first day of the month immediately following the Participant’s sixty-fifth (65th) birthday, subject to the provisions of Section 5.5, with the amount of each payment determined under the following formula:

Bonus Points x Final Average Pay
100

4.2                               Bonus Points.  Each Plan Year prior to January 1, 2005, the Compensation Committee will set a Bonus Target and a Maximum Bonus Target.  In each Plan Year that the Company achieves at least its Bonus Target, each Participant will be credited with a number of Bonus Points based on the following schedule:

(a)                                  No points if below Bonus Target;

(b)                                 One (1) point at Bonus Target;

(c)                                  Two (2) points at fifty percent (50%) of Maximum Bonus Target; or

(d)                                 Three (3) points at one hundred percent (100%) of Maximum Bonus Target.

A Participant may accrue from zero (0) to thirty (30) points, depending on Company performance and the number of Plan Years he or she participates in the Plan.

4.3                               Vesting.  A Participant vests in his or her Benefit after completing five (5) Years of Service following September 15, 1995.  Service prior to September 15, 1995 does not count as Years of Service.  However, in its sole and absolute discretion, the Compensation Committee may accelerate vesting for any Participant.  In the event of a Change of Control, the Benefits of all Participants will automatically vest irrespective of each Participant’s Years of Service.  Further, a Participant’s Benefit will become fully vested if he dies or becomes Disabled while employed by the Company.  All Participants in the Plan were fully vested in their Benefit as of December 31, 2004, based on their Years of Service performed after September 15, 1995.

ARTICLE V

PAYMENT OF BENEFITS

5.1                               Retirement.  If a Participant retires on or after attaining age sixty-five (65), Benefits will begin on the first day of the month after the Participant’s retirement.  Benefits will be paid in the form of an annuity providing monthly benefits for the life of the Participant.  Payment of such benefits will be subject to the six (6) month delay applicable to Key Employees under Section 5.5.

5.2                               Death.  If a Participant dies while actively employed, the Participant’s surviving spouse will be eligible to begin receiving the Participant’s Benefit in the form of monthly payments for the life of the surviving spouse, commencing on the first day of the month following the date the Participant would have attained age sixty-five (65).  Payment of such benefits will not be subject to the six (6) month delay applicable to Key Employees under Section 5.5.  The Benefits payable to the surviving spouse will have an actuarial value (calculated using the assumptions prescribed in this Section 5.2) equal to the Benefits that would have been paid to the Participant commencing at age sixty-five (65), based on the Participant’s Final Average Pay and Bonus Points as of the earlier of December 31, 2004 or the date of the Participant’s death.  If the Participant has no surviving spouse, no death benefits are payable.  Actuarial equivalence will be determined using the following actuarial assumptions.  The applicable interest rate will be that of thirty (30) year Treasury securities as of the first day of the calendar year in which the Benefits commence.  The mortality assumption will be based on the 1983 group annuity mortality tables.

5.3                               Disability.  If a Participant becomes Disabled, his Benefit will become payable commencing on the first day of the month after he attains age sixty-five (65).  Benefits will be paid in the form of an annuity providing monthly benefits for the life of the Participant.  Payment of such benefits will be subject to the six (6) month delay applicable to Key Employees under Section 5.5.

5.4                               Other Termination of Service.  If the employment of a Participant terminates for a reason other than death or Disability, prior to the date the Participant attains age sixty-five (65), the payment of his or her vested Benefits, if any, will commence on the first day of the month immediately after he or she attains age sixty-five (65).  Benefits will be paid in the form of an annuity providing monthly benefits for the life of the Participant.  In the event that the Participant terminates employment within the six (6) month period preceding the date he or she attains age sixty-five (65), payment of such benefits will be subject to the six (6) month delay applicable to Key Employees under Section 5.5.

5.5                               Termination Distributions to Key Employees.  Distributions under this Plan that are payable to a Key Employee on account of a termination of employment, including retirement, will be delayed for a period of six (6) months following such Participant’s termination of employment.  This six (6) month restriction will not apply with respect to a distribution to a Participant’s surviving spouse by reason of the death of the Participant.

5.6                               Withholding of Taxes.  The Company will withhold from Benefit payments made hereunder any taxes required to be withheld by any law or regulation of the federal, state, or local government.

ARTICLE VI

ADMINISTRATION

6.1                               Authority of Compensation Committee.  The Compensation Committee will have sole and absolute power and authority to interpret, construe and administer the Plan.  The Compensation Committee’s interpretation and construction of the Plan and actions hereunder will be binding and conclusive on all persons and for all purposes.  The Compensation Committee may designate certain Company employees to assist in the administration of the Plan.  In addition, the Compensation Committee may employ attorneys, accountants, actuaries and other professional advisors to assist the Compensation Committee in its administration of the Plan.  The Company will pay the reasonable fees of any such advisor employed by the Compensation Committee.  To the extent permitted by law, the Compensation Committee, the Board or any employee of the Company will not be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan unless attributable to his or her own willful misconduct or lack of good faith.

6.2                               Indemnification of Employees of the Company.  The Company hereby agrees to indemnify, jointly and severally, the Compensation Committee and all employees of the Company against any and all claims, losses, damages or expenses, including counsel fees, incurred by them, and any liability, including any amounts paid in settlement with their approval arising from their action or failure to act with respect to any matter relating to the Plan, except when the same is judicially determined to be attributable to their willful misconduct or lack of good faith.  The indemnification provided by this
Section 6.2 will survive the termination of the Plan and will be binding on the Company’s successors and assigns.

6.3                               Cost of Administration.  The cost of this Plan and the expenses of administering the Plan will be paid by the Company.

ARTICLE VII

CLAIMS PROCEDURE

7.1                               Claim.  Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan will present the request in writing to the Compensation Committee, which will respond in writing as soon as possible.  Claims for Benefits other than those payable on account of Disability will be resolved pursuant to the following claims procedure.  In the case of a claim for Disability benefits, such claim will be resolved under the claims procedure applicable to Disability claims set forth in regulations issued under section 503 of ERISA which are incorporated herein by this reference.

7.2                               Denial of Claim.  If the claim or request is denied, the written notice of denial will state:

(a)                                  The reasons for denial, with specific reference to the Plan provisions on which the denial is based.

(b)                                 A description of any additional material or information required and an explanation of why it is necessary.

(c)                                  An explanation of the Plan’s claim review procedure including the claimant’s right to file an action under section 502(a) of ERISA upon exhaustion of the Plan’s claim review procedure.

7.3                               Review of Claim.  Any person whose claim or request is denied or who has not received a response within thirty (30) days, may request review by notice in writing received by the Compensation Committee within seventy-five (75) days after the date of the notice of denial (or failure to receive a response).  The claim or request will be reviewed by the Compensation Committee, who may, but will not be required to, grant the claimant a hearing.  On review, the claimant may have representation, examine pertinent documents and submit issues and comments in writing.  The decision on review will normally be made within sixty (60) days.  If an extension of time is required for a hearing or other special circumstance, the claimant will be notified and the time limit will be one hundred twenty (120) days.  The decision will be in writing, and if the claim is denied, will state the reasons for denial, will reference the relevant Plan provisions on which the denial is based and will explain the Plan’s claim review procedure, including the claimant’s right to file an action under section 502(a) of  ERISA upon exhaustion of the Plan’s claim review procedure.

7.4                               Appeal of Decision on Review.  If the claimant does not agree with the decision of the Compensation Committee on review of the claim, the claimant may appeal the decision of the Compensation Committee to the Board of Directors of the Company by notice in writing received by the Board of Directors within seventy-five (75) days after the date of the decision on review.

7.5                               Final Decision.  The decision on appeal will normally be made within sixty (60) days.  If an extension of time is required for a hearing or other special circumstance, the claimant will be notified and the time limit will be one hundred twenty (120) days.  The decision of the Board of Directors on appeal will be in writing and, if the claim is denied, will state the reasons for denial, will reference the relevant Plan provisions and will advise the claimant of his right to file an action under section 502(a) of ERISA.  All decisions on appeal will be final and bind all parties concerned.

ARTICLE VIII

AMENDMENT AND TERMINATION

8.1                               Amendment.  Subject to the consent requirements of this Section 8.1, the Board of Directors of the Company, on a favorable vote of at least seventy-five percent (75%) of the directors, will have the right to amend this Plan at any time and from time to time, including a retroactive amendment.  Any such amendment will become effective upon the date stated therein, except as otherwise provided in such amendment.  No amendment will decrease or restrict Benefits, whether vested or not, earned as of the date of execution of such amendment without the consent of the affected Participant or Participants.  Further, no amendment may extend the date that nonvested benefits would otherwise become vested without the consent of the affected Participant or Participants.  Any amendment approved by the Board of Directors may be signed by the Chief Executive Officer or the Secretary of the Company.

8.2                               Termination of the Plan.  The Company has established this Plan with the bona fide intention and expectation that it will deem it advisable to continue it in effect.  However, the Board of Directors of the Company, on a favorable vote of seventy-five percent (75%) of at least the directors, may terminate the Plan in its entirety at any time.  In such event each Participant will become fully vested in his Benefit earned as of the date of termination.

Effective as of March 1, 2007, the Plan will terminate and all Participants will continue to be fully vested in their Benefits as of such date.  Pursuant to the requirements of regulations issued under section 409A of the Code, no Benefits will be paid to Participants for the twelve (12) month period following such termination (other than those Benefits that would be paid pursuant to the terms of the Plan without regard to the termination) and all Benefits will be paid in their entirety by the twenty-fourth (24th) month following such termination (i.e., the Plan will be liquidated during the thirteen (13) month to twenty-four (24) month period following the effective date of its termination).  Further, the Company will not maintain another plan that would be aggregated with the Plan under section 409A of the Code for the three (3) year period following such termination.

ARTICLE IX

GENERAL PROVISIONS

9.1                               Rights Against the Company.  The Plan will not be deemed to constitute a contract between the Company and any Participant.  Nothing contained in the Plan will be deemed to interfere with the right of the Company to terminate any Participant at any time, without regard to the effect such termination may have on any rights under the Plan.

9.2                               Funding.  The Company intends that the Plan will constitute an “unfunded plan” for purposes of the Code and, to the extent applicable, Title I of ERISA, and that any employee or spouse of an employee eligible to receive benefits under the Plan will have the status of an unsecured general creditor of the Company as to the benefits provided pursuant to the Plan or assets identified specifically by the Company as a reserve for the discharge of its obligations under the Plan.

9.3                               Payment Due to an Individual Who is Incapable of Managing His or Her Affairs.  If the Compensation Committee finds that any person to whom any payment is payable under the Plan is unable to care for his or her affairs because of mental or physical illness, accident, or death, or is a minor, any payment due (unless a prior claim therefor will have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, a parent, a brother or sister or any person deemed by the Compensation Committee, in its sole discretion, to have incurred expenses for such person otherwise entitled to payment, in such manner and proportions as the Compensation Committee may determine.  Such payments will be a complete discharge of the liabilities of the Company under this Plan, and the Company will have no further obligation to see to the application of any money so paid.

9.4                               Spendthrift Clause.  No right, title or interest of any kind in the Plan will be transferable or assignable by any Participant or surviving spouse of a Participant or be subject to alienation, anticipation, encumbrance, garnishment, attachment, execution or levy of any kind, whether voluntary or involuntary, nor subject to the debts, contracts, liabilities, engagements, or torts of the Participant or surviving spouse.  Any attempt to alienate, anticipate, encumber, sell, transfer, assign, pledge, garnish, attach or otherwise subject to legal or equitable process or encumber or dispose of any interest in the Plan will be void.

9.5                               Severability.  In the event that any provision of this Plan will be declared illegal or invalid for any reason, said illegality or invalidity will not affect the remaining provisions of this Plan but will be fully severable and this Plan will be construed and enforced as if said illegal or invalid provision had never been inserted herein.

9.6                               Construction.  The article and section headings and numbers are included only for convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of this Plan.  Whenever appropriate, words used in the singular will include the plural or the plural may be read as the singular.  When used herein, the masculine gender includes the feminine gender.

9.7                               Governing Law.  The validity and effect of this Plan, and the rights and obligations of all persons affected hereby, will be construed and determined in accordance with the laws of the State of Texas.

IN WITNESS WHEREOF, the Company has executed this Plan on the 24th day of May, 2007, to reflect the Plan as amended and restated effective March 1, 2007.

ZALE DELAWARE INC.

By	/s/ Mary Ann Doran
Mary Ann Doran

SVP, Human Resources
(Title)